Exhibit 10 (f)

AGREEMENT AMONG MEMBERS

OF

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

AGREEMENT AMONG MEMBERS of Empire State Building Associates L.L.C. dated as of July 1, 2010 made by Peter L. Malkin, Anthony E. Malkin and Thomas N. Keltner, Jr., as its members.

W I T N E S S E T H:

WHEREAS, the parties hereto are all of the members of Empire State Building Associates L.L.C., a New York limited liability company formed pursuant to an agreement dated July 11, 1961, as amended by agreement dated September 30, 2001 (the “Operating Agreement”), having its principal office c/o Malkin Holdings LLC, One Grand Central Place, 60 East 42nd Street, New York, New York 10165;

WHEREAS, paragraph 5 of the Operating Agreement provides that Malkin Holding LLC shall maintain the books and records of the limited liability company, shall supervise the operation of the Operating Agreement and shall be compensated therfor in an amount to be determined by the members;

WHEREAS, the members desire to change the amount of the fixed supervisory fee payable to such firm as set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.  Malkin Holdings LLC shall be paid the sum of $725,000 per annum.  Such amount shall be increased annually at the rate of increase in the consumer price index during the prior year, and shall be payable as follows: (i) not less than $8,333.33 shall be payable each month and (ii) the balance shall be payable out of available reserves from the overage rent payment by Empire State Building Company L.L.C. pursuant to its operating sublease of the premises, as such lease may be amended from time to time.  If overage rent is insufficient to pay the full balance of such fee, any deficiency shall be payable in the next year in which overage rent is sufficient.  In addition, all disbursements and regular accounting services related to said firm’s maintenance of the books and records of the limited liability company and supervision of the operation of the Operating Agreement shall be payable directly by the limited liability company prior to the payment of the balance of the fee to said firm out of overage rent.

2.

Except as provided herein, the Operating Agreement is hereby ratified and shall remain in full force and effect pursuant to its terms.

/s/ Peter L. Malkin

/s/ Anthony E. Malkin

/s/ Thomas N. Keltner, Jr.

Peter L. Malkin

Anthony E. Malkin

Thomas N. Keltner, Jr.